Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan Russo
John C. Doyle	Jane Petrino
(650) 266-1407	(212) 845-4274
doyle@renovis.com	jane.petrino@eurorscg.com

RENOVIS REPORTS FOURTH QUARTER AND

FULL YEAR 2005 FINANCIAL RESULTS

South San Francisco, California – February 23, 2006 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs for diseases and disorders in the areas of neuroprotection, pain and inflammation, today announced financial results for the fourth quarter and year ended December 31, 2005.

Revenue for the quarter and year ended December 31, 2005 was $2.6 million and $6.6 million, which included $2.2 million and $4.4 million in revenue, respectively, from our collaboration with Pfizer, Inc. to discover and develop VR1 antagonists for pain and other indications. The remainder of our revenue during these periods as well as our total revenue of $0.7 million and $2.6 million for the quarter and year ended December 31, 2004 resulted from our collaboration with Genentech, Inc. in the areas of neurological disorders and anti-angiogenesis.

Research and development expenses for the quarter and year ended December 31, 2005 were $6.7 million and $28.3 million, respectively, compared to $8.5 million and $30.7 million during the corresponding periods in 2004. The decrease in research and development expenses primarily reflects lower clinical development expenses as a result of our decisions to end two clinical development programs during 2005, both of which involved multiple Phase II clinical studies that were ongoing throughout 2004. Additional investments in our preclinical programs in the areas of neuroprotection, pain and inflammation during 2005 were partially offset by the reduced spending on clinical development activities.

General and administrative expenses for the quarter and year ended December 31, 2005 were $2.0 million and $8.7 million, respectively, compared to $2.0 million and $8.3 million during the corresponding periods in 2004. The increase in general and administrative expenses for the year ended December 31, 2005 primarily reflects spending on professional services to support our internal efforts to comply with the requirements of the Sarbanes-Oxley Act of 2002.

Net loss for the fourth quarter of 2005 was $5.7 million, or $0.20 per share, compared to $10.6 million, or $0.43 per share, for the corresponding period in 2004. Net loss for the year ended December 31, 2005 was $32.0 million, or $1.24 per share, compared to $39.9 million, or $1.84 per share, for 2004.

At December 31, 2005, Renovis had $118.9 million in cash, cash equivalents and short-term investments.

2005 Highlights

“Renovis began 2005 looking forward to completion of the SAINT I trial by AstraZeneca and we were very pleased in May when NXY-059 became the first neuroprotectant to meet its primary endpoint in a phase III trial in acute ischemic stroke,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer. “Shortly after this exciting result with NXY-059, we announced a collaboration with Pfizer that pools the companies’ VR1 antagonist programs in a global alliance. The continued progress of NXY-059 toward regulatory filings in the first half of 2007 and our goal to advance one or more VR1 antagonists into the clinic next year in our collaboration with Pfizer make 2006 another critical year for Renovis as we seek to become a leading biopharmaceutical company in the areas of neuroprotection, pain and inflammation.”

•	NXY-059 (formerly “Cerovive”): In May 2005, we announced that NXY-059 met the primary endpoint in the phase III SAINT I trial of reduced disability after acute ischemic stroke compared to placebo as measured at 90 days after stroke on the Modified Rankin Scale (p=0.038). Also during 2005, we announced multiple interim safety analyses by the independent data and safety monitoring boards (IDMBs) of the ongoing phase III SAINT II trial and the phase IIb safety trial in hemorrhagic stroke patients (CHANT) that led to recommendations by the IDMBs that both trials continue as planned. Regulatory filings for NXY-059 are planned for the first half of 2007 pending successful completion of the ongoing CHANT and SAINT II trials. Enrollment of the CHANT trial was completed in 2005 and we expect to report top-line safety data from the trial during the first quarter of 2006.

•	Pfizer Collaboration: In May 2005, we signed an agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists for pain and other indications. The agreement yielded an up-front payment of $10 million to Renovis in July 2005 and provides us with two years of research funding totaling more than $7 million. Pfizer may extend the agreement for up to two additional years subject to additional funding requirements. We are also eligible to receive milestone payments of more than $170 million through successful achievement of research development and commercialization milestones for each product resulting from the collaboration. Upon commercialization of a product resulting from the collaboration, Renovis would be entitled to receive royalties on net sales by Pfizer.

•

Genentech Collaboration: Since December 2003, we have been working with Genentech on a program to discover and develop protein therapeutics in the areas of nerve growth and anti-angiogenesis. The funded research period under our collaboration with Genentech ends in February 2006. The agreement with Genentech remains in effect and we will continue to coordinate research efforts through the Joint Research Committee that was set up to guide the program. Each company is eligible to receive milestones payments and royalties on net sales of products developed and commercialized by the other under the agreement. Genentech also has an option to exercise certain rights to develop and commercialize product candidates in the area of nerve growth in exchange for specified payments to Renovis.

•	Proprietary Programs: In addition to our work with Pfizer and Genentech we are pursuing several other preclinical programs in the areas of neuroprotection, pain and inflammation. During 2005, we identified several classes of proprietary molecules in these program areas and are engaged in the selection and optimization of lead candidates that we currently intend to advance independently.

•	Public Offering: In September 2005, we raised net proceeds of $50.4 million in an underwritten public offering of 4,000,000 shares of common stock at $13.50 per share.

2006 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting requirements of early stage research programs and the potential for Renovis to enter into new licensing agreements or strategic collaborations. We plan to update financial guidance for 2006 when we release results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2006, the Company presently anticipates:

•	total contract revenue from existing agreements of $8.8 million to $9.2 million. This estimate includes approximately $0.3 million from our collaboration with Genentech related to the completion of the research period under our agreement; and

•	total operating expenses, excluding stock-based compensation to be recognized upon the adoption of SFAS No. 123R, of $38 million to $43 million.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and CEO, and John C. Doyle, Vice President of Finance and CFO, will review fourth quarter and full year 2005 results via webcast and conference call on Thursday, February 23, 2006 at 4:30 p.m. Eastern Standard Time. Interested parties may access the call by dialing 1-866-362-4666 in the United States and 1-617-597-5313 internationally. The participant code is 99968301. This call is being webcast by CCBN and can be accessed in the Investor Relations section of Renovis’ web site at www.renovis.com. A replay of the webcast will be available until we report results for the first quarter of 2006. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s

Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Renovis

Renovis is a biopharmaceutical company focused on the discovery and development of drugs for diseases and disorders in the areas of neuroprotection, pain and inflammation. Our most advanced product candidate, NXY-059, is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. NXY-059, an investigational drug under development by AstraZeneca and licensed from Renovis, has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. Our research and development programs focus on major medical needs in the areas of neuroprotection and pain. We have a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 14, 2005. We do not assume any obligation to update any forward-looking statements.

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
			(1)	(1)
Contract revenue	$2,644	$656	$6,647	$2,625
Operating expenses:
Research and development	6,708	8,541	28,331	30,733
General and administrative	1,984	1,994	8,658	8,270
Amortization of employee stock-based compensation	760	1,036	3,822	4,646

Total operating expenses	9,452	11,571	40,811	43,649
Loss from operations	(6,808)	(10,915)	(34,164)	(41,024)
Other income	1,098	334	2,184	1,083

Net loss	(5,710)	(10,581)	(31,980)	(39,941)
Basic and diluted net loss per share	$(0.20)	$(0.43)	$(1.24)	$(1.84)

Shares used to compute basic and diluted net loss per share	28,848,414	24,370,671	25,722,393	21,670,435

(1)	Derived from audited financial statements at that date.

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
	(1)	(1)
Assets:
Cash and cash equivalents	$8,149	$5,580
Short-term investments	110,740	81,379
Prepaids and other current assets	1,082	1,831

Total current assets	119,971	88,790
Property and equipment, net	6,428	6,022
Other long-term assets	213	1,313

	$126,612	$96,125

Liabilities and stockholders’ equity:
Current liabilities	$11,642	$10,310
Long-term liabilities	6,372	3,039
Stockholders’ equity	108,598	82,776

	$126,612	$96,125

(1)	Derived from audited financial statements at that date.